Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Commercial Vehicle Group, Inc:

We consent to the use of our reports dated March 17, 2014, with respect to the consolidated balance sheets of Commercial Vehicle Group, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income (loss), Comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

Our report dated March 17, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Commercial Vehicle Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness existed related to system access controls resulting in inadequate segregation of duties.

/s/ KPMG LLP

Columbus, Ohio

August 22, 2014